FOR IMMEDIATE RELEASE:
Date:	January 17, 2007
Contact:	Charles M. Sprock
Chairman of the Board, President and Chief Executive Officer
(315) 336-7300

Rome Bancorp, Inc. (the "Company") (NASDAQ: ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today that the Company is restating its financial statements contained in its Quarterly Report on SEC Form 10-Q for the quarterly periods ended June 30, 2006 and September 30, 2006 in order to recognize accelerated non-cash expense related to stock-based compensation awards granted during the period ended June 30, 2006.

Stock option and restricted share awards were granted to directors and certain key officers by the Company on May 24, 2006, after shareholder approval of the underlying stock-based award plans. These awards vest to the recipients ratably over a five year employment period and accordingly the Company has been recognizing non-cash amortization expense of the awards over that required service period. During the preparation of its annual financial statements for the year 2006, the Company determined that it had not properly accounted for share-based compensation expense for those directors and officers who fully met the requirements for retirement from Company service at the date awards were granted. The award plans provide for the immediate vesting of all previously unvested grants for those individuals at the date they are eligible for normal or early retirement. Under an accounting standard for stock-based compensation that became effective in 2006, stock-based compensation costs related to individuals eligible for retirement are required to be expensed immediately once retirement eligibility is attained, even though those individuals have not retired. The Company has determined that at the date of grant certain recipients were eligible for retirement and therefore their awards should have been fully expensed at the grant date. The effect on 2006 second quarter net income of this is a reduction of $938,000, or $0.11 cents per diluted share. Restated second quarter net income is a loss of $77,000, or $0.01 per share. As a result of this periodic reallocation, the Company's benefit expense for the third quarter of 2006 has been reduced. Recording this expense in the second quarter of 2006 had a corresponding effect of increasing previously reported third quarter 2006 net income by $64,000, or $0.01 per diluted share. Restated third quarter net income is $919,000, or $0.11 per diluted share.

As this change is deemed to be material to the 2006 second and third quarter results previously reported on Form 10-Q, the Company will be amending those filings. This restatement does not change the overall expense to be recognized over the life of the awards as reported in the Company's second quarter Form 10-Q, it merely reallocates the periods in which the expense is recognized.

Charles M. Sprock, Chairman of the Board, President and Chief Executive Officer elaborated, "We wish to inform our stockholders, depositors and other interested parties that this restatement in no way reflects improper practices related to the Company's stock based benefit plans. There will be no additional expense recognized over the life of these grants. Rather, expense is being accelerated into the second quarter of 2006 that was expected to be recognized over the subsequent five years. The Company has reviewed these matters with its Audit Committee and independent registered public accounting firm and SEC counsel, all of whom are in agreement with the proposed treatment."

The Company expects to issue a press release after the close of business on Wednesday, January 24, 2007 to report its operating results for the quarter and year ended December 31, 2006.

Forward-Looking Statements

Statements included in this discussion and in future filings by Rome Bancorp, Inc. with the Securities and Exchange Commission, in Rome Bancorp, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Rome Bancorp, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect Rome Bancorp, Inc.'s actual results, and could cause Rome Bancorp, Inc.'s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and Rome Bancorp, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.